UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2006

ABLEAUCTIONS.COM, INC.

(Exact name of Registrant as specified in charter)

Florida

000-28179

59-3404233

(State or other jurisdiction

           (Commission File Number)

(IRS Employer

of incorporation)

Identification Number)

1963 Lougheed Highway

Coquitlam, British Columbia Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management.  When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements.  Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

On March 2, 2006 Ableauctions.com, Inc. (the “Registrant”), through its wholly owned subsidiary, 072304 B.C. Ltd., completed the sale of residential real estate located at 1880 Coleman Avenue in Coquitlam, British Columbia.

The Registrant purchased the property on May 4, 2005 for $242,411.  The sale price of the property was $388,608 cash.  The sale price was negotiated between the Registrant and the buyers, Michael and Agnes Piotrowski.  Mr. Piotrowski is employed by the Registrant.

During the period of the Registrant’s ownership of the property, it invested approximately $25,000 in leasehold improvements.  In consideration of the purchase, the Registrant agreed to provide an additional $61,824 to the Purchaser to complete the leasehold improvements.

Item 9.01.

Financial Statements and Exhibits.

Exhibit 10.1

The Contract of Purchase and Sale dated February 8, 2006 between the Registrant and Michael and Agnes Piotrowski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

/s/ Abdul Ladha

Abdul Ladha, Chief Executive Officer

Dated:  March 6, 2006